Exhibit 99.1

NEWS

For additional information contact:	Laurie Walker - Trade Media (952) 448-8066 Benno Sand - Financial Media and Investors (952) 448-8936

FSI INTERNATIONAL ANNOUNCES THE SALE OF ITS ALLEN, TEXAS FACILITY

The Company Received Approximately $14.4 Million of Net Proceeds from the Sale

     MINNEAPOLIS (Feb. 7, 2005) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today announced that it closed on the sale of its 162,000 square foot Allen, Texas facility.

     The company received approximately $14.4 million in net cash proceeds from the sale. The building and property, plant and equipment sold was carried on the company’s balance sheet at approximately $7.5 million, as of January 31, 2005. The company retained ownership of approximately four acres of land adjacent to the Allen site.

     Concurrent with the sale, the company entered into a sublease of approximately 40,000 square feet of space in the facility. The lease ends on August 31, 2005, however, the company has an option to extend the sublease term for two periods of twelve months each, by giving not less than 90 days prior written notice. The company’s legacy POLARIS® System product group will continue to maintain operations in the facility.

     FSI International Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals.

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment.

FSI maintains a Web site at http://www.fsi-intl.com.

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